ArrowMark Financial Corp. 8-K

Exhibit 10.1

SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of January 22, 2026 (the “Effective Date”) by and between EQUINITI TRUST COMPANY, LLC, a New York limited liability trust company (the “Subscription Agent”), and ArrowMark Financial Corp. (the “Company”).

WHEREAS, the Company is offering (the “Rights Offering”), pursuant to the terms and conditions set forth in that certain Prospectus dated as of January 22, 2026 (the “Prospectus”), to the holders (the “Shareholders”) of shares of its common stock, $0.001 par value per share and with CUSIP No. 861780 112 (the “Shares”) the right (“Rights”) to subscribe for units consisting of 2,604,156 (“Units”). Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable on February 18, 2026, or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). Three (3) Right(s) are being issued for each One (1) Share held on the January 22, 2026 (the “Record Date”). Three Right(s) and payment in full of the subscription price set forth in the Prospectus (the “Subscription Price”) is/are required to subscribe for one Share. Rights are evidenced by transferable subscription certificates in registered form (the “Subscription Certificates”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus;

WHEREAS, on the Subscription Date, the Subscription Price will become due and payable on each Share, and dividends on the Shares will cease to accrue and all rights of holders thereof will terminate as of the Subscription Date, except for the right to receive the Subscription Price without any interest; and

WHEREAS, the Company wishes to appoint the Subscription Agent as Subscription agent in connection with the Subscription and pursuant to the terms and conditions set forth below.

NOW, THEREFORE, as consideration for the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	The Company hereby appoints the Subscription Agent, and the Subscription Agent hereby accepts such appointment, to act as Subscription agent pursuant to the terms and conditions set forth in this Agreement. The Subscription Agent shall perform only those duties and obligations that are specifically set forth in this Agreement, and no implied duties and obligations shall be read into this Agreement against the Subscription Agent. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may be reasonably requested by the Subscription Agent in performing the services hereunder.

2.	Promptly after execution of this Agreement and no later than at least five (5) business days prior to the Mailing Date (as defined below), the Company shall deliver, or cause to be delivered, to the Subscription Agent a complete and correct list of the owners of Shares (collectively, the “Shareholders” and each, a “Shareholder”) as of the Subscription Date, identifying each Shareholder by name, address, and number of Shares owned, including any Share ownership information necessary for the Subscription Agent to perform its duties pursuant to this Agreement. Such information shall include, but shall not be limited to, certificate numbers, the number of Shares represented by each certificate, the date of issuance of each certificate, book-entry Share amounts and book-entry Share issuance dates, cost basis (if applicable), and whether any stop transfer instructions or adverse claims are outstanding against such Shares.

3.	On January 22, 2026 (the “Mailing Date”), the Subscription Agent shall send, by first class mail, copies of a Subscription Certificate, the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 or W-8BEN, and a cover letter to each record Shareholder detailing the terms of the Subscription (the “Notice of Guaranteed Delivery”) (collectively, the “Shareholder Documents”), it being understood that Company shall provide copies of the Shareholder Documents to the Subscription Agent as soon as practicable after the execution of this Agreement. If applicable, the Subscription Agent shall also provide a copy of the Notice of Guaranteed Delivery to the Depository Trust Company.

4.	The Subscription Agent is directed to coordinate with respect to the Shares at The Depository Trust Company (the “Book Entry Transfer Facility”) for purposes of acceptance of the Subscription Price.

5.	The Subscription Agent shall examine each Subscription Certificate, Share certificate (if applicable) and other document delivered or mailed to the Subscription Agent in connection with the Subscription to determine that (a) each Subscription Certificate has been properly completed and duly executed in accordance with the instructions set forth thereon; (b) if applicable, no stop transfer instructions have been placed on the applicable Shares; (c) if applicable, the Share certificates have been duly endorsed or assigned for transfer and are otherwise in proper form for tender; and (d) any other documents contemplated by the Subscription Certificate have been properly completed and duly executed in accordance with the Subscription Certificate. If a Subscription Certificate has been improperly completed or executed or if the applicable certificate or certificates are not in proper form for transfer, or if an additional irregularity exists in connection with the tender of Shares, including any irregularity relating to stop transfer instructions, the Subscription Agent will use commercially reasonable efforts to take such actions as are necessary to remediate such irregularity. The Company shall have the absolute right to reject any defective exercise of Shares or to waive any defect in exercise. The resolution of any of the Subscription Agent’s questions directed to the Company or its counsel as to the validity, form and eligibility (including timeliness of receipt), or the proper completion or execution of the Shareholder Documents shall be final and binding and the Subscription Agent may rely thereon. The Company shall reimburse the Subscription Agent for any costs and expenses incurred by the Subscription Agent as a result of its communications with the applicable Shareholder relating to any defects or irregularities in the Shareholder Documents. For the avoidance of doubt, the Subscription Agent is authorized to waive any irregularity in connection with tender of the Shares upon the prior written approval of any Company officer or agent.

6.	Surrender of Shares must be effected in accordance with the terms and conditions set forth in the Letters of Transmittal. The Subscription Agent shall note the date and time of receipt of each Subscription Certificate and shall retain such Subscription Certificate in accordance with applicable law. Payment for Shares shall be made only to the extent that the Subscription Agent has received executed Letters of Transmittal, together with certificates for such Shares (if applicable) and any other required documents.

7.	If any Shareholder informs the Subscription Agent that he or she has failed to surrender his or her Share certificate or certificates as a result of the loss, theft, misplacement or destruction of such certificate or certificates, the Subscription Agent shall require such Shareholder to pay a replacement fee, and to furnish a bond of indemnity in form reasonably satisfactory to the Subscription Agent before delivering to such Shareholder or to his or her transferee the Subscription Price to which he or she is entitled. The value of the bond of indemnity shall be calculated by the Subscription Agent, based on the value of lost, stolen, misplaced, or destroyed Share certificate or certificates.

On the applicable reporting date, the Subscription Agent shall withhold federal and state taxes pursuant to applicable federal and state law for any Shareholder who has not provided a tax identification number, and shall file the applicable form(s) (including Forms 1099 or 1099B, to the extent applicable) and remit any withheld taxes to the Internal Revenue Service. The Company acknowledges that the Subscription Agent has complete and final authority regarding all determinations concerning withholding requirements. The Company shall indemnify and hold harmless the Subscription Agent against any tax, late payment, interest, penalty, or other cost or expense that may be assessed against the Subscription Agent arising out of or in connection with the performance of the Subscription Agent’s obligations under this Section, except to the extent directly caused by the Subscription Agent’s willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(a)	The Paying Agent will report organizational actions based on the effective date of the organizational action regardless of when payment is actually made, unless the Surviving Corporation provides an issuer statement, pursuant to IRC §6045B that states a different reporting period should apply. The Paying Agent will apply a 30 day grace period for withholding obligations.

8.	Subject to applicable law, the Subscription Agent shall maintain electronic records or hard copies of all cancelled or destroyed Share certificates that have been cancelled or destroyed by the Subscription Agent.

9.	On the business day prior to the Subscription Time, the Company will wire, or cause to be wired, to the Subscription Agent in an account for the benefit of the Shareholders, at JP Morgan Chase, 55 Water Street, New York, NY, ABA No. 021000021, Account No. 530-354616 (and referencing the name of the Company), federal or other immediately available funds in an amount equal to the product of the number of Shares outstanding immediately prior to the Subscription Date and the Subscription Price (the “Payment Fund”) payable upon surrender of Shares. The Subscription Agent shall be permitted to withdraw funds from the Payment Fund at or following the Subscription Date (as the case may be) to make the applicable payments for surrendered Shares (including any payments in connection with tax withholdings). The Subscription Agent will not be obligated to calculate or pay interest to any Shareholder or third party.

10.	Upon written request by the Company, but no more than once each month during the term of this Agreement, the Subscription Agent shall inform the Company of the number of Shares that have been properly surrendered and provide such other information as the Company reasonably requests from time to time.

11.	(a)	After the six-month anniversary of the Effective Date, for the purposes of facilitating the surrender of the Shares, and/or the payment of the Subscription Price, the Subscription Agent may select and use the services of a shareholder locating service provider (the “Locating Service Provider”) to locate and contact (i) Shareholders who have not surrendered their Shares, including lost certificates for Shares, and (ii) former Shareholders who have not cashed their respective checks. The Locating Service Provider may compensate the Subscription Agent for processing and other services. The Locating Service Provider shall inform any located Shareholders that they may choose to either contact the Subscription Agent directly to receive the Subscription Price at no charge other than any applicable fees, or utilize the services of the Locating Service Provider for a fee, which shall not exceed the lesser of twenty percent (20%) of the total value of the Subscription Price and the maximum fee allowed pursuant to applicable law. Locating services shall be performed at no cost to the Company. Should the Company elect to utilize a provider other than the Locating Service Provider, additional fees may apply.

(b)	The Subscription Agent shall provide, or cause to be provided, unclaimed property reporting services for unclaimed property that may be deemed abandoned or otherwise pursuant to unclaimed property law. Such services may include (without limitation) (i) identification of unclaimed or abandoned property; (ii) preparation of unclaimed or abandoned property reports; (iii) delivery of unclaimed or abandoned property to the applicable state unclaimed property departments; (iv) completion of required due diligence notifications; (v) responses to inquiries from Shareholders relating to unclaimed or abandoned property; and (vi) such other services as may reasonably be necessary to comply with unclaimed property laws or regulations. The Company shall assist, and cooperate with, the Subscription Agent with the performance of the services described in this Section. The Subscription Agent shall assist the Company in responding to (x) inquiries from state unclaimed property departments regarding reports filed by or on behalf of the Company or (y) requests for the confirmation of names of owners of unclaimed or abandoned property. The Subscription Agent shall charge the Company for services relating to the escheatment of unclaimed or abandoned property (including any out-of-pocket expenses in connection therewith). In addition to standard escheatment services, the Company shall remain responsible for any fees related to any state or third-party audits which the Company previously authorized.

12.	The Subscription Agent:

(a)	shall not be required or requested to make any representations or warranties and have no responsibilities regarding the validity, sufficiency, value or genuineness of any certificates for Shares surrendered to the Subscription Agent or the Shares;

(b)	shall not be required or requested to make any representations or warranties and have no responsibilities regarding the validity, sufficiency, value or genuineness of the Subscription or the Subscription Fund;

(c)	shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability, unless the Subscription Agent shall have been furnished with indemnity reasonably satisfactory to it;

(d)	may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, instruction (including wire instruction), letter or other document or security delivered to it (including via email or other electronic means) and reasonably believed by it to be genuine and to have been given by the proper party or parties;

(e)	may rely on, and shall be protected in acting upon, written or oral instructions given by any officer of, or any party authorized by, the Company with respect to any matter relating to the Subscription Agent’s actions; and

(f)	may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion.

13.	The Company agrees to pay the Subscription Agent the fees set forth in Schedule 1 (the “Fees”) and reimburse the Subscription Agent for all reasonable and documented expenses incurred by the Subscription Agent in connection with the services provided hereunder (the “Expenses”). Unless otherwise specified in this Agreement, the Company agrees to pay all Fees and Expenses within thirty (30) days following receipt of an invoice from the Subscription Agent.

14.	To the fullest extent permitted by applicable law, neither party hereto shall be liable to the other party hereto on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) even if advised of the possibility of such damages.

15.	The Subscription Agent’s liability arising out of or in connection with this Agreement, whether in contract, tort, or otherwise, shall not exceed the aggregate amount of all fees paid under this Agreement prior to the date of occurrence of the circumstances giving rise to such liability.

16.	The Company hereby agrees to indemnify and hold harmless the Subscription Agent and its affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Company or any of their respective affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Subscription Agent agrees to notify the Company promptly of the assertion of any Proceeding against any Indemnified Person; provided, however, failure to provide such notice shall not adversely affect any Indemnified Person’s right to indemnification hereunder unless the Company is actually prejudiced by such failure. At the Company’s election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Company’s counsel. Notwithstanding the foregoing, the Subscription Agent may employ separate counsel to represent it or defend the Subscription Agent or an Indemnified Person in such Proceeding, and the Company will pay any reasonable, documented legal or other out-of-pocket expenses of counsel if the Subscription Agent or such Indemnified Person reasonably determines, based on the advice of its legal counsel, that there are defenses available to the Subscription Agent or such Indemnified Person that are different from, or in addition to, those available to the Company, or if an actual or potential conflict of interest between the Subscription Agent or the Indemnified Person and the Company makes representation by the Company’s counsel not advisable; provided that, unless there is an actual or potential conflict of interest, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single Proceeding. In any Proceeding the defense of which the Company assumes, the Indemnified Persons shall be entitled to participate in such Proceeding and retain its own counsel at such Indemnified Person’s own expense.

17.	The Subscription Agent shall not be liable for failure or delay in the performance of the Services if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, pandemic, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event.

18.	Notwithstanding anything to the contrary herein, the Subscription Agent shall from time to time prior to the Expiration Date offer to the dealer manager for the offering (the “Dealer Manager”) Rights which the holders thereof have tendered to the Subscription Agent for sale and to facilitate the exercise of Rights acquired by the Dealer Manager at its option on one or more dates, which are expected to be prior to the Expiration Date, at the subscription price set forth in the Prospectus (which may be different from the Subscription Price), in each case in accordance with the Prospectus.

19.	Any notice, report or payment required or permitted to be given or made under this Agreement by one party hereto to the other party shall be in writing and addressed to the other party at the following address (or at such other address as shall be given in writing by one party to the other):

If to the Company:

ArrowMark Financial Corp.

100 Fillmore Street, Suite 325

Denver, Colorado 80206

Attn: Katie Jones

Email: kjones@arrowmarkpartners.com

If to the Subscription Agent:

Equiniti Trust Company, LLC

28 Liberty Street, 53rd Floor

New York, NY 10005

Attn: Corporate Actions

Email: ReorgRM@Equiniti.com

with copy to:

Equiniti Trust Company, LLC

28 Liberty Street, 53rd Floor

New York, NY 10005

Attention: Legal Department

Email: LegalTeamUS@equiniti.com

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

20.	This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of law rules. It is agreed that any action, suit or proceeding arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. Each party hereto (a) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Services in any New York State court or in any such Federal court; (b) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court; and (c) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY SERVICE HEREUNDER.

21.	The compensation, reimbursement, confidentiality, indemnification, jurisdiction, governing law, and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of this Agreement. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Agreement is the only agreement between the parties hereto with respect to the matters contemplated hereby and sets forth the entire understanding of the parties hereto with respect thereto. This Agreement and the obligations hereunder of each party hereto shall not be assignable by such party without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned); provided that the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, to (a) its affiliates in connection with a reorganization or (b) a legal entity that acquires all or substantially all of the business or assets of the Subscription Agent whether by merger, acquisition, or otherwise.

22.	This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement in “.pdf” or “.tif” form shall be effective as delivery of a manually executed counterpart of this Agreement. If any provision of this Agreement shall be held illegal or invalid by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein.

23.	Either party may terminate this Agreement by giving the other party at least thirty (30) days’ prior written notice; provided, however, that such termination shall become effective only upon the other party’s written consent, which shall not be unreasonably withheld or delayed. Unless so terminated, this Agreement shall continue to be effective until the earlier of (a) the final delivery of all funds in the Payment Fund to the Shareholder(s) or, to the extent that the funds are deemed unclaimed property pursuant to applicable law, to the applicable state(s); and (b) the sixth anniversary of the Effective Date, at which time this Agreement shall terminate without further action of the parties. If there are any funds in the Payment Fund at the time of the termination of this Agreement, the Company shall appoint a successor Subscription agent and inform the Subscription Agent of the name and address of such successor Subscription agent; provided that failure by the Company to appoint a successor Subscription agent shall affect neither the termination of this Agreement nor the termination the Subscription Agent’s role, duties and obligations hereunder. Upon any such termination, the Subscription Agent shall be relieved and discharged of any further responsibilities and obligations hereunder. Upon payment of all outstanding Fees and Expenses hereunder, the Subscription Agent shall promptly deliver to the Company or its designee any amounts remaining in the Payment Fund.

[Signature page follows.]

This Agreement has been executed by the parties hereto as of the date first written above.

ARROWMARK FINANCIAL CORP.

By:	/s/ Dana Staggs
	Name:	Dana Staggs
	Title:	President

Agreed AND Accepted:

EQUINITI TRUST COMPANY, LLC

By:	/s/ Michael Legregin
	Name:	Michael Legregin
	Title:	Senior Vice President, Corporate Actions
Relationship Management & Operations